Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
October 29, 2008	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Continues Record Pace

HOUSTON, October 29, 2008—Cabot Oil & Gas Corporation (NYSE: COG) today announced that for the third consecutive quarter, the Company established new highs versus comparable historical quarters (excluding selected items – see page 7 of this release). For the third quarter ended September 30, 2008, Cabot reported net income of $67.0 million, or $0.65 per share, and $60.1 million, or $0.58 per share after removing gains in the quarter related to stock compensation and unrealized hedge gains. This compares to a reported net income figure last year of $35.5 million, or $0.37 per share, and a selected items figure of $39.5 million, or $0.41 per share, after removing expenses for an impairment and stock compensation.

“While the last three months in the market have felt negative, the fundamentals around Cabot’s operation are strong, and we continue to execute our plan,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “That effort has resulted in another extremely successful financial quarter, together with positive operational results.”

The Company has created new third quarter benchmarks with cash flow from operations rising to $148.3 million versus $86.8 million in last year’s third quarter. Discretionary cash flow totaled $161.0 million versus $121.7 million in last year’s third quarter. “At a time in the business cycle when cash is king, we are pleased to be able to generate high levels of cash flow to fund our operating plan,” commented Dinges.

Driving these results were higher realized prices and higher natural gas production levels. Realized natural gas prices grew 27 percent between comparable third quarters, reaching $8.66 per Mcf for 2008. Crude oil realizations also increased, moving higher to $99.34 per barrel, or by 40 percent between comparable third quarters. Production levels experienced double digit growth driven by an increase in natural gas production, primarily from the Company’s Gulf Coast region. Oil volumes were essentially flat when comparing third quarters.

“We closed our east Texas acquisition in August giving us incremental production volumes above our original expectations, with some of this increment offset by hurricane impacts related to Gustav and Ike,” said Dinges.

On the expense side, there was a general increase in levels between comparable quarters, due to continued inflationary pressures, higher prices and the inclusion of the acquired properties (that drove up the DD&A rate). Lower exploration expense, no impairments and lower stock compensation did offset some of the increases.

Year-to-Date

For 2008 and 2007 year-to-date periods, the reported net income figures were $167.6 million, or $1.68 per share, and $125.4 million, or $1.29 per share, respectively. The nine month net income results, after removal of selected items, were $187 million for net income, or $1.87 earnings per share for 2008, which compares favorably with the income reported in the nine months last year of $128.4 million, or $1.33 per share.

Cash flow from operations for the year-to-date period reached $424.7 million versus $328.6 million last year, while the discretionary cash flow comparison year-to-date was $446.5 million versus $341 million for 2008 and 2007, respectively.

Again, the significant up-tick in prices, together with increased volumes brought the better results. Natural gas prices increased 21 percent, while oil prices were up 53 percent between year-to-date 2008 and 2007 periods. Equivalent production volumes were nine percent higher during these same comparable periods.

Balance Sheet

“Clearly a topic on everyone’s mind is the balance sheet and the Company’s underlying liquidity levels,” stated Dinges. Cabot Oil & Gas ended the quarter with approximately $47 million in cash and $165 million of capacity on its revolving credit facility. With debt totaling $820 million, the Company still has a 33 percent debt to capitalization ratio.

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s third quarter financial and operating results discussion with financial analysts on Thursday, October 30, 2008 at 9:30 a.m. EDT (8:30 a.m. CDT) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), pass code 66519033. The replay will be available through Saturday, November 1, 2008. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

2

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, with the Rocky Mountains and Mid-Continent; the East and in Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

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CABOT OIL & GAS RESULTS — Page 4

OPERATING DATA

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
East	6.4	6.2	18.3	18.2
Gulf Coast	9.3	6.8	24.4	19.7
West	6.5	6.6	20.0	19.4
Canada	0.8	1.0	3.4	3.0

Total	23.0	20.6	66.1	60.3

Crude/Condensate/Ngl
East	5	7	17	20
Gulf Coast	152	154	432	463
West	44	50	123	140
Canada	6	4	17	14

Total	207	215	589	637

Equivalent Production (Bcfe)	24.2	21.9	69.6	64.1

PRICES
Average Produced Gas Sales Price ($/Mcf)
East	$8.44	$7.37	$8.78	$7.76
Gulf Coast	$9.82	$7.82	$9.53	$7.95
West	$7.37	$5.47	$7.58	$6.00
Canada	$7.60	$4.95	$7.84	$5.63
Total (1)	$8.66	$6.80	$8.64	$7.15
Average Crude/Condensate Price ($/Bbl)
East	$106.23	$68.12	$104.63	$60.78
Gulf Coast	$95.28	$71.16	$90.58	$62.27
West	$112.24	$70.85	$109.60	$62.81
Canada	$100.46	$63.47	$92.03	$54.97
Total (1)	$99.34	$70.85	$94.93	$62.17

WELLS DRILLED
Gross	132	137	333	359
Net	115	110	277	313
Gross Success Rate	99%	98%	99%	98%

(1)	These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Realized Impacts to Gas Pricing	$(0.30)	$1.40	$(0.42)	$0.99
Realized Impacts to Oil Pricing	$(15.39)	$—	$(15.05)	$0.29

CABOT OIL & GAS RESULTS — Page 5

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating Revenues
Natural Gas Production	$200,279	$140,300	$569,527	$431,178
Brokered Natural Gas	23,855	15,179	86,663	66,357
Crude Oil and Condensate	20,002	15,084	55,089	39,289
Other	684	285	2,046	1,429

	244,820	170,848	713,325	538,253

Operating Expenses
Brokered Natural Gas Cost	20,891	13,223	75,321	57,973
Direct Operations—Field and Pipeline	24,974	20,996	65,101	57,131
Exploration	6,413	8,766	18,764	21,243
Depreciation, Depletion and Amortization	57,407	43,585	152,075	121,551
Impairment of Oil & Gas Properties	—	4,614	—	4,614
General and Administrative (excluding Stock-Based Compensation)	9,486	7,831	31,265	28,380
Stock-Based Compensation (1)	(9,695)	1,884	29,576	12,580
Taxes Other Than Income	20,627	14,379	56,749	42,123

	130,103	115,278	428,851	345,595

Gain / (Loss) on Sale of Assets (2)	—	(49)	401	12,293

Income from Operations	114,717	55,521	284,875	204,951
Interest Expense and Other	10,486	3,921	22,684	11,464

Income Before Income Taxes	104,231	51,600	262,191	193,487
Income Tax Expense	37,241	16,147	94,601	68,111

Net Income	$66,990	$35,453	$167,590	$125,376

Net Earnings Per Share—Basic	$0.65	$0.37	$1.68	$1.29
Weighted Average Common Shares Outstanding	103,351	97,068	99,858	96,899

(1)

Includes the impact of the Company’s performance share awards and restricted stock amortization as well as expense related to stock options and stock appreciation rights. Also includes expense for the Supplemental Employee Incentive Plan which commenced in January 2008.

(2)	Gain / (Loss) on Sale of Assets is primarily related to post-closing transactions associated with the sale in the third quarter of 2006 of offshore and certain south Louisiana properties.

CABOT OIL & GAS RESULTS — Page 6

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	September 30, 2008	December 31, 2007
Assets
Current Assets	$430,494	$221,413
Property, Equipment and Other Assets	3,023,400	1,939,334
Deferred Income Taxes	84,212	47,847

Total Assets	$3,538,106	$2,208,594

Liabilities and Stockholders’ Equity
Current Liabilities	$318,034	$252,266
Long-Term Debt, excluding Current Maturities	800,000	330,000
Deferred Income Taxes	674,007	481,770
Other Liabilities	75,047	74,301
Stockholders’ Equity	1,671,018	1,070,257

Total Liabilities and Stockholders’ Equity	$3,538,106	$2,208,594

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Cash Flows From Operating Activities
Net Income	$66,990	$35,453	$167,590	$125,376
Unrealized (Gain) / Loss on Derivatives	(1,260)	—	1,649	—
Impairment of Oil & Gas Properties	—	4,614	—	4,614
Income Charges Not Requiring Cash	47,948	45,511	162,446	135,094
(Gain) / Loss on Sale of Assets	—	49	(401)	(12,293)
Deferred Income Tax Expense	40,944	27,318	96,459	66,930
Changes in Assets and Liabilities	(1,707)	(34,148)	(10,768)	(5,548)
Stock-Based Compensation Tax Benefit	(11,011)	(811)	(11,011)	(6,857)
Exploration Expense	6,413	8,766	18,764	21,243

Net Cash Provided by Operations	148,317	86,752	424,728	328,559

Cash Flows From Investing Activities
Capital Expenditures	(791,728)	(145,032)	(1,164,339)	(416,963)
Proceeds from Sale of Assets	—	1	1,150	5,826
Exploration Expense	(6,413)	(8,766)	(18,764)	(21,243)

Net Cash Used in Investing	(798,141)	(153,797)	(1,181,953)	(432,380)

Cash Flows From Financing Activities
Sale of Common Stock Proceeds	122	7	316,229	2,314
Net Increase in Debt	555,000	60,000	470,000	75,000
Capitalized Debt Issuance Costs	(2,166)	—	(2,166)	—
Stock-Based Compensation Tax Benefit	11,011	811	11,011	6,857
Dividends Paid	(3,100)	(2,913)	(8,973)	(7,753)

Net Cash Provided by Financing	560,867	57,905	786,101	76,418

Net Increase / (Decrease) in Cash and Cash Equivalents	$(88,957)	$(9,140)	$28,876	$(27,403)

CABOT OIL & GAS RESULTS — Page 7

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
As Reported—Net Income	$66,990	$35,453	$167,590	$125,376
Reversal of Selected Items, Net of Tax:
Impairment of Oil & Gas Properties	—	2,870	—	2,870
(Gain) / Loss on Sale of Assets	—	30	(253)	(7,647)
Stock-Based Compensation Expense	(6,098)	1,172	18,625	7,825
Unrealized (Gain) / Loss on Derivatives(1)	(793)	—	1,040	—

Net Income Excluding Selected Items	$60,099	$39,525	$187,002	$128,424

As Reported—Net Earnings Per Share	$0.65	$0.37	$1.68	$1.29
Per Share Impact of Reversing Selected Items	(0.07)	0.04	0.19	0.04

Net Earnings Per Share Including Reversal of Selected Items	$0.58	$0.41	$1.87	$1.33

Weighted Average Common Shares Outstanding	103,351	97,068	99,858	96,899

(1)

This unrealized gain / (loss) is included in Natural Gas Production Revenues in the Condensed Consolidated Statement of Operations and represents the mark to market change related to a portion of a derivative not designated as a hedge in the second quarter of 2008.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Discretionary Cash Flow
As Reported—Net Income	$66,990	$35,453	$167,590	$125,376
Plus / (Less):
Unrealized (Gain) / Loss on Derivatives	(1,260)	—	1,649	—
Impairment of Oil & Gas Properties	—	4,614	—	4,614
Income Charges Not Requiring Cash	47,948	45,511	162,446	135,094
(Gain) / Loss on Sale of Assets	—	49	(401)	(12,293)
Deferred Income Tax Expense	40,944	27,318	96,459	66,930
Exploration Expense	6,413	8,766	18,764	21,243

Discretionary Cash Flow	161,035	121,711	446,507	340,964
Changes in Assets and Liabilities	(1,707)	(34,148)	(10,768)	(5,548)
Stock-Based Compensation Tax Benefit	(11,011)	(811)	(11,011)	(6,857)

Net Cash Provided by Operations	$148,317	$86,752	$424,728	$328,559

Net Debt Reconciliation

(In thousands)

	September 30, 2008	December 31, 2007
Current Portion of Long-Term Debt	$20,000	$20,000
Long-Term Debt	800,000	330,000

Total Debt	$820,000	$350,000
Stockholders’ Equity	1,671,018	1,070,257

Total Capitalization	$2,491,018	$1,420,257

Total Debt	$820,000	$350,000
Less: Cash and Cash Equivalents	(47,374)	(18,498)

Net Debt	$772,626	$331,502

Net Debt	$772,626	$331,502
Stockholders’ Equity	1,671,018	1,070,257

Total Adjusted Capitalization	$2,443,644	$1,401,759

Total Debt to Total Capitalization Ratio	32.9%	24.6%
Less: Impact of Cash and Cash Equivalents	1.3%	1.0%

Net Debt to Adjusted Capitalization Ratio	31.6%	23.6%